CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 24, 2014, accompanying the financial statements of Long-Term Corporate Investment Grade Trust, Series 59 (included in Van Kampen Unit Trusts, Taxable Income Series 194) as of September 30, 2013, and for each of the three years in the period ended September 30, 2013 and the financial highlights for the period from October 23, 2009 (date of deposit) through September 30, 2010 and for each of the three years in the period ended September 30, 2013, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-160095) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 24, 2014